EXHIBIT 4.11

                                                                        Standard
 Date:          17th May 2002                                          Chartered
 Our ref:   C&I/LC/TEAM3/BKH


CONFIDENTIAL
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 Bonso Electronics Ltd.
 Units 1106-1110
 11 /F., Star House
 3 Salisbury Road
 Tsimshatsui, Kowloon

Attn.: Mr: Anthony So/Ms. Cathy Pang
------------------------------------

Dear Sirs,

                    BANKING FACILITIES: BONSO ELECTRONICS:LTD

We refer to our letter dated 5th March 2001 setting out the facilities made available to your company (the "Company"), as varied by our letter dated 11th May 2001.

Following our recent discussions, we confirm that the facilities have been renewed on unchanged basis except the following variations:


STANDBY LETTER OF CREDIT - HKD20,000,000.-

The tenor of the Standby Letter of Credit issued to Deutsche Bank in support of credit facilities granted to Korona Haushaltswaren GmbH & Co. by Deutsche Bank has been extended for another 12 months.


INTEREST, COMMISSIONS AND FEES

The first paragraph under this heading is revised to read as follows:-

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at Prime or HIBOR, whichever is higher. A default rate of 8% per annum over Prime or HIBOR, whichever is higher, will apply to amounts not paid when due or in excess of agreed facility amounts. "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars, "HIBOR" means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period and "LIBOR" means the rate which we determine to be the London Interbank Offered Rate for the relevant period. Export bills will be discounted and import bills will be financed at our standard bills finance rate minus 0.5% per annum for Hong Kong Dollar bills, at LIBOR plus 2% per annum for United States Dollar' bills and at our standard bills finance rates plus 0.25% per annum for other foreign currency bills. All past due bills shall bear interest at % per annum above the rates charged on your regular bills outstandings.


Standard Chartered Bank
Corporate & Institutional Banking
Credit Operations
11th Floor Standard Chartered Tower
388 Kwun Tong Road Kwun Tong Hong Kong

Incorporated in England with limited liability by Royal Charter 1853
The principal office of the Company is situated in England at 1 Aldermanbury Square London EC2V 79B Reference Number ZC 18

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Bonso Electronics Ltd.                                                    Page 2


An arrangement fee of HKD10,000.- will be payable upon your acceptance of this letter.


DOCUMENTATION

The following documentation is no longer required:

o All movies charge over deposits held by the Company with the Bank in an amount of not less than HKD7,000,000.- to cover the Standby Letter of Credit Facility. (10% extra margin required for major foreign currency deposits. The Bank reserves the right to require a higher margin.)


By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company's account relationship with the Bank (including credit balances and any security given for the facilities) to all or any of the following persons (whether in or outside Hong Kong): (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank's rights in relation to the Company's accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, (iv) any financial institution with which the Company has or proposes to have dealings to enable credit checks to be conducted on the Company, and (v) any person to whom the Bank is under an obligation to make disclosure under the requirements of any law binding on the Bank or any of its branches.

Please sign the enclosed copy of this letter by a director on behalf of the Company and return it to the Bank's Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, for the attention of the undersigned, within one month after the date of this letter. This letter will amend the terms of the existing facility letters which the Bank has issued to the Company as previously varied, as set out above. In all other respects, the terms of the existing facility letters as previously varied will remain in full force and effect. This letter will be governed by Hong Kong SAR law. .

If you have any queries, please contact our Senior Relationship Manager Mr. Joseph Ng, whose telephone number is 2821-1810.

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Bonso Electronics Ltd.                                                    Page 3


We are pleased to be of service to you and take this opportunity to thank you again for your custom.


Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK




/s/  Anita Poon
-----------------------------
     Anita Poon
     Senior Credit Documentation Manager

AP/ky
Encl.




Agreed.
For and on behalf of BONSO ELECTRONICS LTD.




/s/ Anthony So
-----------------------------
Director